Exhibit 99.01

For Immediate Release

HARBOR ACQUISITION CORPORATION ANNOUNCES
COMPLETION OF ITS SPECIAL MEETING OF STOCKHOLDERS WITHOUT VOTE ON PROPOSED ACQUISITION OF ELMET TECHNOLOGIES, INC.

BOSTON, MA   February 8, 2008 — Harbor Acquisition Corporation (Amex: HAC; HAC.U; HAC.WS; “Harbor”) announced today that the adjourned session of the special meeting of Harbor’s stockholders which commenced today at 10 a.m. (Eastern Standard Time) was completed without a formal vote being taken on the Stock Purchase Agreement dated October 17, 2006, as amended (the “Stock Purchase Agreement”), relating to Harbor’s proposed acquisition of Elmet Technologies, Inc. (“Elmet”). As described in Harbor’s press release on February 1, 2008, Harbor received on that date a notice that Elmet and the Elmet Stockholders Representative had elected to exercise their right to terminate the Stock Purchase Agreement due to the failure of Harbor to obtain stockholder approval of the acquisition within the required timeframe. As also described in that press release, based on the proxies received from Harbor stockholders, it appears that the Harbor stockholders would not have approved the Stock Purchase Agreement if such a formal vote had been taken and that holders of more than 20.0% of the 13.8 million shares of Harbor common stock issued in Harbor’s public offering would have voted against the acquisition and exercised their rights to convert their shares into a pro rata portion of Harbor’s trust established at the time of the public offering.

Since Harbor now anticipates that it will not be able to complete its proposed acquisition of Elmet by April 30, 2008, the Harbor Board of Directors is now considering alternatives that may be in the best interests of the Harbor stockholders, including the adoption of a plan of dissolution and liquidation in accordance with applicable provisions of Delaware law.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Harbor and does not constitute an offer of any securities of Harbor for sale.  The solicitation of proxies with respect to Harbor’s proposed acquisition of Elmet has been made only by the definitive proxy statement dated November 30, 2007 and the supplement thereto dated January 11, 2008 that Harbor mailed to all its stockholders, each as filed with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND SUCH SUPPLEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the definitive proxy statement, the supplement and other documents filed by Harbor at the Securities and Exchange Commission’s web site at http://www.sec.gov.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based on current expectations and projections about future events and no party assumes an obligation to update any such forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Harbor that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions.

Contact:

Robert Hanks

Chief Executive Officer

Harbor Acquisition Corporation

617.472-2805 ext. 8411

or

Devlin Lander

Integrated Corporate Relations

415.292.6855

Source:  Harbor Acquisition Corporation